                                                             EXHIBIT (H)(21)(I)

                             THIRTEENTH AMENDMENT
                                      TO
                            PARTICIPATION AGREEMENT
                                     AMONG
                   AMERICAN GENERAL LIFE INSURANCE COMPANY,
                 AMERICAN GENERAL EQUITY SERVICES CORPORATION,
                              VALIC COMPANY I AND
                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

   THIS THIRTEENTH AMENDMENT TO PARTICIPATION AGREEMENT ("Amendment") effective as of April 30, 2013, amends the Participation Agreement dated as of February 26, 1998 (the "Agreement"), among AMERICAN GENERAL LIFE INSURANCE COMPANY (the "Company"), on its own behalf and on behalf of each separate account of the Company set forth on Schedule B of the Agreement (the "Account"), AMERICAN GENERAL EQUITY SERVICES CORPORATION ("AGESC"), VALIC COMPANY I (the "Fund"), and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (the "Adviser"), (collectively, the "Parties"). All capitalized terms not otherwise defined in this Amendment, shall have the same meaning as ascribed in the Agreement.

   WHEREAS, from time to time, the Fund will make additional Portfolios available to one or more Accounts of the Company; and

   WHEREAS, the Parties now desire to amend the Agreement to reflect the additional Portfolios of the Fund to be made available to certain Accounts of the Company.

   NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

1. Schedule A to the Agreement, a revised copy of which is attached hereto, is hereby amended to add the Dynamic Allocation Fund, Emerging Economies Fund and the Foreign Value Fund to Separate Account VL-R.

2. The parties acknowledge that from time to time the Fund will make additional Portfolios available to the Accounts of the Company. In this regard, the Parties agree that the Company may, upon written notice to the other parties, add such new Portfolios to Schedule A of the Agreement, and thereby amend Schedule A of the Agreement.

3. Section 3.2(e) of the Agreement is deleted in its entirety and replaced with the following:

   (e) Certain Administrative Expenses of the Company. The Adviser will reimburse the Company on a calendar quarterly basis, for certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership of shares of the Portfolios of the Fund by owners of those Contracts which are subject to such reimbursement as indicated on Schedule B

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          hereto. Such reimbursement shall be in an amount set forth on
          Schedule A based on the net assets of the Funds attributable to such Contracts. The determination of applicable assets shall be made by averaging assets in applicable Portfolios of the Fund as of the last Business Day of each calendar month failing within the applicable calendar quarter. In no event shall such fee be paid by the Fund, its shareholders or by any Contract owner.

4. It is anticipated that AGESC will be merging with and into SunAmerica Capital Services, Inc. ("SACS"), the surviving company and also an affiliate of the Company, by no later than on or about May 31, 2013 (the "Merger"). In contemplation of this Merger, it is affirmed and acknowledged that upon occurrence of such event, the distributor, AGESC, for the Contracts funded in the Separate Accounts shall change to SACS without further action on the part of any parties to this Agreement.

5. Except as amended hereby, the Agreement is hereby ratified and confirmed in all respects.

   IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in its name and on its behalf by its duly authorized representative hereto as of the date specified above.

AMERICAN GENERAL LIFE INSURANCE COMPANY, on behalf of itself and each of its Separate
Accounts named in Schedule B of the Agreement, as amended from time to time.

                                          ATTEST:

By:                                       By:
        --------------------------------          ------------------------------
Name:                                     Name:
        --------------------------------          ------------------------------
Title:                                    Title:
        --------------------------------          ------------------------------

AMERICAN GENERAL EQUITY SERVICES CORPORATION

                                          ATTEST:

By:                                       By:
        --------------------------------          ------------------------------
Name:                                     Name:
        --------------------------------          ------------------------------
Title:                                    Title:
        --------------------------------          ------------------------------

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

VALIC COMPANY I

                                         ATTEST:

By:                                      By:
        -------------------------------          -------------------------------
Name:                                    Name:
        -------------------------------          -------------------------------
Title:                                   Title:
        -------------------------------          -------------------------------

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

                                         ATTEST:

By:                                      By:
        -------------------------------          -------------------------------
Name:                                    Name:
        -------------------------------          -------------------------------
Title:                                   Title:
        -------------------------------          -------------------------------

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

                                  SCHEDULE A

                                 PORTFOLIOS OF
                                VALIC COMPANY I
                           AVAILABLE FOR PURCHASE BY
                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                             UNDER THIS AGREEMENT
          (AS OF APRIL 30, 2013 EXCEPT AS OTHERWISE INDICATED BELOW)

                                                     ADMINISTRATIVE SERVICE FEE
FUND NAME                    SEPARATE ACCOUNT        PURSUANT TO SECTION 3.2(E)
---------                    ----------------        --------------------------

Asset Allocation Fund        A                                [___%]
Blue Chip Growth Fund        D                                [___%]
Capital Conservation Fund    A                                [___%]
Dynamic Allocation Fund      VL-R                             [___%]
Emerging Economies Fund      VL-R                             [___%]
Foreign Value Fund           VL-R                             [___%]
Government Securities Fund   A                                [___%]
Income & Growth Fund         D                                [___%]
Health & Sciences Fund       D                                [___%]
International Equities Fund  D and VL-R                       [___%]
Mid Cap Index Fund           A, D, VL-R and VUL*              [___%]
Money Market I Fund          A, D, VL-R and VA-2 **           [___%]
Nasdaq-100 Index Fund        D, VL-R and VUL*                 [___%]
Science & Technology Fund    A, D, VL-R and VUL*              [___%]
Small Cap Index Fund         A, D and VL-R                    [___%]
Social Awareness Fund        A, D and VL-R                    [___%]
Stock Index Fund             A, D, VL-R and VA-2 **           [___%]



 *Separate Account VUL was added effective August 15, 2003.

**Separate Account VA-2 was added effective December 31, 2002.

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